Exhibit 10.35

On July 13, 2004, the Compensation Committee of the Board of Directors of Orchid BioSciences, Inc. increased the target bonus of Dr. Paul J. Kelly, its Chief Executive Officer, to at least 50% of his annualized base salary commencing with his 2004 bonus payment.